EXHIBIT 12

           AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES

                    RATIO OF EARNINGS TO FIXED CHARGES
                          (dollars in thousands)
                                                   Six Months                      Years Ended December 31,
                                                      Ended         ----------------------------------------------------------------
                                                   June 30,1994      1993           1992          1991          1990          1989
EARNINGS:
        Net income (1) .........................      $109,914      $202,219      $160,171      $135,837      $122,947      $100,398
        Interest expense .......................       187,574       368,986       378,679       375,349       389,203       372,526
         Implicit interest in rents ............         5,918        10,887         8,643         7,371         7,193         7,299

        Income taxes ...........................        67,326       124,884        99,192        82,458        72,809        64,159
                                                      --------      --------      --------      --------      --------      --------
Total earnings .................................      $370,732      $706,976      $646,685      $601,015      $592,152      $544,382
                                                      ========      ========      ========      ========      ========      ========
FIXED CHARGES:
        Interest expense .......................       187,574      $368,986      $378,679      $375,349      $389,203      $372,526
        Implicit interest in rents .............         5,918        10,887         8,643         7,371         7,193         7,299
                                                      --------      --------      --------      --------      --------      --------
Total fixed charges ............................      $193,492      $379,873      $387,322      $382,720      $396,396      $379,825
                                                      ========      ========      ========      ========      ========      ========
RATIO OF EARNINGS TO FIXED CHARGES .............           1.9           1.9           1.7           1.6           1.5           1.4

      (1) Before cumulative effect of accounting changes.